Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders,

FMC Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-62996, 333-76210, 333-762114, and 333-76216) on Form S-8 of FMC Technologies, Inc. and consolidated subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, cash flows, and changes in stockholders’ equity for each of the years in the three-year ended period ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of FMC Technologies, Inc.

/s/ KPMG LLP

Houston, Texas

February 28, 2011